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                         TENASKA GEORGIA PARTNERS, L.P.
                               OFFER TO EXCHANGE
                                      ITS
         9.50% SENIOR SECURED BONDS DUE 2030 THAT HAVE BEEN REGISTERED
                        UNDER THE SECURITIES ACT OF 1933
                          FOR ANY AND ALL OUTSTANDING
                      9.50% SENIOR SECURED BONDS DUE 2030

To Our Clients:

    We are enclosing herewith a Prospectus dated             , 2000 (the
"Prospectus") of Tenaska Georgia Partners, L.P. (the "Partnership") and a related Letter of Transmittal (the "Letter of Transmittal," which, together with the Prospectus, constitutes the "Exchange Offer") relating to the offer by the Partnership to exchange up to $275,000,000 principal amount of its 9.50% Senior Secured Bonds due 2030 ("New Bonds"), pursuant to an offering registered under the Securities Act of 1933, for a like principal amount of its issued and outstanding 9.50% Senior Secured Bonds due 2030 ("Old Bonds") upon the terms and subject to the conditions set forth in the Exchange Offer.

    PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON             , 2000, UNLESS EXTENDED.

    The Exchange Offer is not conditioned upon any minimum number of Old Bonds being tendered.

    We are the holder of record and/or participant in the book-entry transfer facility of Old Bonds held by us for your account. A tender of such Old Bonds can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Bonds held by us for your account.

    We request instructions as to whether you wish to tender any or all of the Old Bonds held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

    Pursuant to the Letter of Transmittal, each holder of Old Bonds will represent to the Partnership that (i) the New Bonds acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Bonds, whether or not such person is the holder,
(ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Bonds, (iii) neither the holder nor any such other person is an "affiliate" as defined under Rule 405 of the Securities Act of 1933, of the Partnership and
(iv) the holder and such other person acknowledge that (a) any person participating in the Exchange Offer for the purpose of distributing the New Bonds must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale of the New Bonds and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in the no-action letters that are discussed in the Prospectus under "The Exchange Offer--Purpose and Effect of the Exchange Offer" and (b) failure to comply with such requirements in such instance could result in such holder incurring liability under the Securities Act of 1933 for which such holder is not indemnified by the Partnership. If the undersigned is a broker-dealer that will receive New Bonds for its own account in exchange for Old Bonds that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus in connection with any resale of such New Bonds; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

                                          Very truly yours,